Exhibit 99.1

Itzhak Almog - Biography

Mr. Itzhak Almog has been a member of our Board of Directors since May 18, 2006, and is an independent director and Chairman of the Audit Committee. From 2002 to present Mr. Almog is an independent business consultant, specializing in international marketing and management. From 1993 to 2002 Mr. Almog has been the President and CEO of Comverge Control Systems Ltd., an Israel based start up company, which developed innovative solutions for Electric Utilities. From 1990 to 1993 Mr. Almog has been the President of Tasco Electronic Services, Inc., a US based Hi-Tech company, specializing in Automatic Test machines for commercial and military Aviation. Mr. Almog was an officer with the rank of Rear Admiral in the Israel Defense Forces and served in various commanding posts in the Israeli Navy. Mr. Almog received a B.A. in Modern Middle East History and Economics, and a Master of Business Administration from the Tel Aviv University.